EXHIBIT 99

News Release	[LOGO] Inet.	Inet Technologies, Inc. 1500 North Greenville Avenue Richardson,TX 75081 Phone: 469-330-4000 Fax: 469-330-4001

FOR MORE INFORMATION, CONTACT:

Ms. Kelly Love, CFA

Director of Investor Relations

Inet Technologies, Inc.

(469) 330-4171

INET TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

Company Increases Profitability and Generates $9.8 Million in Operating Cash Flow

Richardson, Texas – April 22, 2003 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software solutions that enable carriers to more strategically operate their businesses, today reported financial results for its first quarter ended March 31, 2003.

Revenues for the three months ended March 31, 2003 were $25.0 million versus revenues of $25.0 million in the fourth quarter of 2002 and $27.5 million in the first quarter of 2002. The Company reported net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2003, compared to net income of $2.7 million, or $0.06 per diluted share, for both the fourth quarter of 2002 and the first quarter of 2002.

“The Inet team continues to deliver solid results,” said Elie Akilian, president and chief executive officer of Inet. “I am pleased with our profitability levels and our ability to generate $9.8 million in operating cash flow during the first quarter. International markets have traditionally played a major role in our success, and the first quarter was no exception. We have a healthy sales pipeline that includes a growing number of opportunities with wireless providers around the world, especially for our GPRS mobile data and interconnection management solutions. We also saw a slight improvement during the first quarter in our diagnostics business driven in part by initial success with some of our new reseller partners. We hope to see continued improvement in the diagnostics area throughout the year as the introduction of voice-over-packet technologies by both carriers and equipment manufacturers around the world continues to build momentum.”

“We are very pleased with our financial results for the first quarter,” said Jeff Kupp, chief financial officer of Inet. “One of the drivers for our increased profitability levels was the very healthy gross margins generated during the quarter. The increase in gross margins was driven by the higher mix of expansion systems that we installed during the quarter – a large portion of which were software applications. Longer term, we expect our gross margins to average in the mid-60s range, although during the second quarter, we expect gross margins to fall slightly below this level due to the higher mix of hardware-intensive new systems that we expect to install. We also expect operating expenses in the second quarter to return to more normal levels, which should help mitigate some of the effects of lower gross margins.”

Order activity during the first quarter was below the levels experienced in the fourth quarter of 2002. The Company believes that the lower order levels were driven by telecom seasonality typically experienced during the first quarter as well as the lumpiness caused by large customer orders. Despite the fact that the book-to-bill ratio for the first quarter of 2003 was less than 1:1, the combined book-to-bill ratio for the fourth quarter of 2002 and the first quarter of 2003 exceeded 1:1.

During the first quarter of 2003, the Company had one international customer that accounted for approximately 44 percent of total revenues. The Company expects to continue to have one to three ten percent customers in most quarters, but would consider it unusual for any one customer to account for as high a percentage of total revenues as was the case in the first quarter.

New Products

During the first quarter, the Company announced its new Unified Assurance solution strategy. Using Inet’s Unified Assurance solution, communications carriers can simultaneously manage their voice and data services at the customer, service and network layers in an interactive and real-time manner to proactively detect network and service problems and identify and manage the customers most impacted by the service degradation. The Unified Assurance solution enables carriers to achieve high levels of customer assurance across multiple services, service assurance across multiple networks and network assurance across multiple technologies. The key benefits of Inet’s Unified Assurance solution include improved acquisition and retention rates of high-value customers, streamlined operational support systems, reduced operating expenses and capital expenditures resulting from increased organizational efficiencies and informed business planning.

“The introduction and initial rollout of Unified Assurance is proceeding very well,” said Mr. Akilian. “We believe our Unified Assurance solution is what carriers need in today’s competitive market to strategically and proactively manage their businesses based on the experiences of their highest-value customers. The feedback that we have received thus far supports this belief. During the first quarter, we took our first revenues on our new service assurance product, Orion. We also added a second field trial for Beamer, our customer assurance product, during the first quarter. We have received requests for additional field trials, which we expect to start during the second quarter. We expect it to become generally available during the next few months. I am very pleased with the initial reaction to the offering. Our goal is to build a strong sales pipeline for these solutions to generate future growth opportunities for Inet.”

Stock Repurchase

In January 2003, Inet announced that it repurchased approximately 8.97 million restricted shares of its common stock from Mark Weinzierl, one of the Company’s founders and directors, in a private transaction. The shares repurchased represented approximately 19 percent of the total shares outstanding prior to the transaction and all of the Inet shares owned by Mr. Weinzierl. The total value of the share repurchase was approximately $35.4 million, or $3.95 per share, representing a 38 percent discount to the market price of Inet stock at the time of closing.

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About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a leading global provider of communications software solutions that enable carriers to more strategically operate their businesses. Inet’s Unified Assurance solution – which includes products that address customer, service and network assurance – converts network signaling, service and other infrastructure-level information into valuable and actionable intelligence that carriers use to ensure the health of their revenue-generating infrastructure. These real-time powered solutions help carriers realize organizational efficiencies in managing their operations as well as improve the acquisition and retention rates for targeted, high-value customers. Inet’s diagnostics solutions allow communications carriers and equipment manufacturers to quickly and cost-effectively design, deploy and maintain current- and next-generation networks and network elements. Inet is headquartered in Richardson, Texas and has approximately 470 employees worldwide. Inet is an ISO 9001 registered company. For more information, visit Inet on the Web at www.inet.com.

Inet Technologies, Unified Assurance, Orion and Beamer are trademarks of Inet Technologies, Inc. All other trademarks or registered trademarks belong to their respective owners.

This release contains forward-looking statements, including statements regarding the ability of our customers to achieve the anticipated benefits of our products, our business prospects and anticipated financial results and our product and operating strategies. Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the effects of a further general economic slowdown, any further slowdown in telecommunications spending, any reversal or slowdown in the pace of privatization, deregulation and restructuring of telecommunications markets worldwide, unforeseen changes in anticipated expenses or revenues, challenges associated with operating internationally, delays in implementation of our products, product defects, product development and introduction delays, increased competition, any reduction in demand for our products and solutions and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002.

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INET TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$163,139	$189,076
Trade accounts receivable	11,738	10,211
Unbilled receivables	180	155
Inventories	8,425	7,458
Deferred income taxes	850	850
Other current assets	4,747	4,654

Total current assets	189,079	212,404
Property and equipment, net	13,844	15,215
Other assets	602	300

Total assets	$203,525	$227,919

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,473	$1,078
Accrued compensation and benefits	2,811	4,113
Deferred revenues	24,011	18,323
Income taxes payable	3,195	1,953
Other accrued liabilities	5,393	4,478

Total current liabilities	36,883	29,945
Deferred income taxes	18	18
Commitments and contingencies
Stockholders’ equity:
Common stock	47	47
Additional paid-in capital	75,095	75,075
Unearned compensation	(266)	(407)
Retained earnings	126,496	123,241
Treasury stock	(34,748)	—

Total stockholders’ equity	166,624	197,956

Total liabilities and stockholders’ equity	$203,525	$227,919

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INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2003	2002

Revenues:
Product and license fees	$17,518	$21,003
Services	7,524	6,492

Total revenues	25,042	27,495

Cost of revenues:
Product and license fees	2,902	6,232
Services	4,167	3,158

Total cost of revenues	7,069	9,390

Gross profit	17,973	18,105
Operating expenses:
Research and development	7,685	8,456
Sales and marketing	3,515	4,107
General and administrative	2,419	2,020

	13,619	14,583

Income from operations	4,354	3,522
Other income (expense):
Interest income	426	690
Other income (expense)	16	(180)

	442	510

Income before provision for income taxes	4,796	4,032
Provision for income taxes	1,541	1,292

Net income	$3,255	$2,740

Earnings per common share:
Basic	$0.08	$0.06

Diluted	$0.08	$0.06

Weighted-average shares outstanding:
Basic	40,395	46,838

Diluted	40,563	47,194

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INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three months ended March 31,
	2003	2002

Cash flows from operating activities:
Net income	$3,255	$2,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,803	1,747
Stock compensation	141	—
Change in assets and liabilities:
Increase in trade accounts receivable	(1,527)	(385)
(Increase) decrease in unbilled receivables	(25)	549
Decrease in income taxes receivable	—	532
(Increase) decrease in inventories	(967)	145
(Increase) decrease in other assets	(395)	249
Increase in accounts payable	395	4
Increase in taxes payable	1,329	920
Increase (decrease) in accrued compensation and benefits	(1,302)	412
Increase in deferred revenues	5,688	1,866
Increase in other accrued liabilities	1,415	2,336

Net cash provided by operating activities	9,810	11,115

Cash flows from investing activities:
Purchases of property and equipment	(932)	(551)

Net cash used in investing activities	(932)	(551)

Cash flows from financing activities:
Repurchase of common stock	(35,431)	—
Proceeds from issuance of common stock upon exercise of stock options and purchases under employee stock purchase plan	616	910

Net cash (used in) provided by financing activities	(34,815)	910

Net (decrease) increase in cash and cash equivalents	(25,937)	11,474
Cash and cash equivalents at beginning of period	189,076	154,889

Cash and cash equivalents at end of period	$163,139	$166,363

Supplemental disclosure:
Income taxes paid	$155	$—

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INET TECHNOLOGIES, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

The following table presents additional financial information about Inet Technologies, Inc. for the three months ended March 31, 2003; December 31, 2002; September 30, 2002; June 30, 2002 and March 31, 2002 , respectively.

	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

Cash (in 000s)	$163,139	$189,076	$171,711	$171,022	$166,363

Days sales outstanding (with unbilled)	43	38	57	56	55

Inventory (in 000s):
Raw materials	$3,268	$3,774	$4,489	$5,491	$6,772
WIP	154	445	1,212	705	162
Finished goods	5,003	3,239	1,915	2,499	5,375

	$8,425	$7,458	$7,616	$8,695	$12,309

Inventory turns	3.4	4.6	5.2	5.2	3.1

Total employees:	472	470	480	518	524
R&D	246	247	249	268	271
Support/Integration	121	121	126	125	125
Sales and marketing	61	62	64	79	81
General and administrative	44	40	41	46	47

Margins and operating expenses as a % of total revenues:
Gross margin – total	71.8%	65.3%	56.9%	57.0%	65.8%
Gross margin – product & license fees	83.4	68.9	57.9	58.6	70.3
Gross margin – services	44.6	56.4	54.3	52.7	51.4
Research and development	30.7	28.2	30.3	27.8	30.8
Sales and marketing	14.0	16.0	15.7	18.1	14.9
General and administrative	9.7	8.1	7.9	8.1	7.3
Operating income margin	17.4	13.1	2.0	3.0	12.8
Net income margin	13.0	10.9	3.5	5.1	10.0

Operating cash flow (in 000s)	$9,810	$18,099	$288	$5,371	$11,115

Capital expenditures (in 000s)	$932	$735	$241	$763	$551

Common stock outstanding (in 000s)	38,362	47,158	47,073	46,894	46,882

Revenues from international markets:	81%	71%	66%	74%	77%
EMEA	71%	63%	59%	56%	65%
Asia/Pacific	8%	5%	5%	11%	10%
Other	2%	3%	2%	7%	2%

Top 10 customers as % of total revenues	69%	71%	67%	60%	78%

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